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                                  EXHIBIT 24.1




                          Independent Auditors' Consent

The Board of Directors
Intensiva HealthCare Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-29619) on Form S-8 of Intensiva HealthCare Corporation of our report dated March 2, 1998, with respect to the consolidated balance sheets of Intensiva HealthCare Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997 which report is included in the December 31, 1997 annual report on Form 10-K of Intensiva HealthCare Corporation.


/s/ KPMG Peat Marwick LLP

St. Louis, Missouri
March 2, 1998